Exhibit 4.6
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE, OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
MICROTRANSPONDER, INC.
CONVERTIBLE PROMISSORY NOTE
Note No.: CN2026-[__]
Issue Date: [__________], 2026
$[_____]
FOR VALUE RECEIVED, MicroTransponder, Inc., a Delaware corporation (the “Company”), promises to pay to [Holder name], or its registered assigns (the “Holder”), in lawful money of the United States of America the principal sum of [_] Dollars ($[_]), or such lesser amount as shall equal the outstanding principal amount of this Note, together with the PIK Interest (as defined and set forth in Section 1(a)) (this “Note”) on the unpaid principal balance at a rate equal to seven percent (7%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Except as set forth in this Note, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable under this Note, shall be due and payable on the earlier of: (a) the two (2) year anniversary of the date of the Initial Closing (the “Maturity Date”), if and when declared due and payable in writing by the Requisite Holders on or after the Maturity Date; and (b) upon the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 3. This Note is one of the Notes issued by the Company pursuant to the Note Purchase Agreement, dated January 30, 2026, by and among the Company and the other parties thereto, as amended and/or restated from time to time (the “Purchase Agreement”). Capitalized terms used, but not expressly defined in this Note shall have the assigned meanings set forth in the Purchase Agreement. The parties further agree as follows:
1.    Payments.
(a)    Interest. Accrued interest on this Note shall be payable at maturity. Notwithstanding anything to the contrary herein, this Note shall bear no interest for the period commencing on, and including, the date of this Note and ending on, and including, the six month anniversary of the date of this Note (the “Interest Free Period”). No interest shall accrue or be payable with respect to any principal outstanding under this Note during the Interest Free Period. Commencing on the day immediately following the last day of the Interest Free Period, interest shall accrue annually as set forth above. Interest payments shall be paid in kind (the “PIK Interest”), such that all PIK Interest accrued and payable on the Maturity Date will be paid by capitalizing such interest at the end of each year following the Issue Date and adding to it to, and thereby increasing, the outstanding principal amount of the Note. For the avoidance of doubt, all accrued PIK Interest so capitalized shall be paid on or prior to the Maturity Date. Unless otherwise expressly provided, references to “interest” in this Note shall mean PIK Interest. All PIK Interest accrued on the Note immediately prior to the conversion of the Note pursuant to an IPO as set forth in Section 4(e) shall be irrevocably waived, released and discharged in full immediately prior to such conversion pursuant to the terms and conditions set forth in Section 5 of the Purchase Agreement.
(b)    Voluntary Prepayment. This Note may not be prepaid without the written consent of the Requisite Holders and the Company may not prepay this Note without prepaying all the notes issued under the Purchase Agreement.
2.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
(a)    Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date of this Note, or (ii) any interest payment or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days after the Company receives written notice of such failure to pay;
(b)    Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition, or agreement contained in this Note (other than those specified in Section 2(a)) or any other Transaction Agreement and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;
(c)    Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Holder in writing in connection with this Note or any other Transaction Agreement, or as an inducement to Holder to enter into this Note and the other Transaction Agreements, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;
(d)    Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for, or consent to, the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;
(e)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of the Company, or of all or a substantial part of the property of the Company, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts of the Company under any bankruptcy, insolvency, or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty five (45) days of commencement; or
(f)    Change of Control. A Change of Control shall occur.
3.    Rights of Holder upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, the Holder may, with the written consent of the Requisite Holders, by written notice to the Company, declare all outstanding Obligations payable by the Company under this Note to be immediately due and payable without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived, notwithstanding any other term of this Note. Upon the occurrence of any Event of Default described in Sections 2(c) and 2(d), immediately and without notice, all outstanding Obligations payable by the Company under this Note shall automatically become immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived, notwithstanding any other term of this Note. In addition, upon the occurrence and during the continuance of any Event of Default, the Holder may, with the written consent of the Requisite Holders, exercise any other right, power, or remedy granted to it by the Notes or otherwise permitted to it by law, either by suit in equity or by action at law, or both.
4.    Conversion.
(a)    Automatic Financing Conversion. If a Qualified Financing occurs on or before the Maturity Date, then the Outstanding Amount shall automatically convert into fully paid and nonassessable shares of the Conversion Preferred Stock in connection with the Qualified Financing at the Conversion Price.
(b)    Voluntary Conversion. If a Non-Qualified Financing occurs on or before the Maturity Date, then the Requisite Holders shall have the option, by delivering written notice to the Company at least five (5) business days prior to the closing of such Non-Qualified Financing, to have the Outstanding Amount converted into fully paid and nonassessable shares of Conversion Preferred Stock at the Conversion Price in connection with such Non-Qualified Financing.
(c)    Change of Control Conversion. If a Change of Control occurs on or before the Maturity Date, then the Requisite Holders shall have the option, by delivering written notice to the Company at least five (5) business days prior to the closing of such Change of Control, to have the Outstanding Amount convert into fully paid and nonassessable shares of either (i) Common Stock at the Change of Control Discount Price or (ii) the Existing Senior Preferred Stock at the current issue price of the Existing Senior Preferred Stock, as adjusted for any stock dividend, stock split, combination, or similar recapitalization event, such that the Outstanding Amount will convert to the type of shares that would yield the Holders, in the aggregate, the greater total consideration in such Change of Control (the “CoC Conversion”); provided, however, that as an alternative to the actual conversion into Common Stock or Existing Senior Preferred Stock pursuant to such CoC Conversion, the Company may deem the Outstanding Amount to have converted into Common Stock or Existing Senior Preferred Stock, whichever type of shares that would yield the Holders, in the aggregate, the greater total consideration in such Change of Control, and the Holder shall be entitled to receive the same consideration payable to the holders of Common Stock or Existing Senior Preferred Stock (as applicable pursuant to the CoC Conversion election by the Requisite Holders), on a pro rata and pari passu basis, in connection with such Change of Control, as if the Holder was an actual holder of such shares of Common Stock or Existing Senior Preferred Stock. As a condition precedent to receive any shares of Common Stock or Existing Senior Preferred Stock or consideration payable upon such shares of Common Stock or Existing Senior Preferred Stock deemed to have been converted pursuant to this Section 4(c), if requested by the Company, the Holder shall execute and deliver a release in favor of the Company and its Affiliates covering the Holder’s status as a lender and/or stockholder in the Company, in a form materially similar to the general release provided by the holders of the Company’s equity securities in connection with such Change of Control.
(d)    Maturity Conversion. If this Note remains outstanding following the Maturity Date, then at the option of the Requisite Holders, the Outstanding Amount shall convert into fully paid and nonassessable shares of Existing Senior Preferred Stock at a price per share equal to the then current Conversion Price (as defined in the Certificate of Incorporation) of such Existing Senior Preferred Stock; provided, however, that at such time, there is no outstanding or authorized shares of Preferred Stock, then the Outstanding Amount shall convert into fully paid and nonassessable shares of Common Stock at a price per share equal to the then current fair market value of a share of Common Stock (the “Maturity Conversion”). As a condition precedent to the Maturity Conversion, (i) the Company shall take such corporate action(s), in the opinion of the Company’s counsel, including an amendment to the Certificate of Incorporation (the “Amendment”), to properly and lawfully authorize and issue such shares of Common Stock or Existing Senior Preferred Stock pursuant to such Maturity Conversion, and (ii) the Holder shall become a party to the Stockholder Agreements as an “Investor”. If the Holder is a stockholder of the Company, then the Holder consents, and agrees to consent, to the Amendment in all respects.
(e)    IPO Conversion. Immediately prior to the closing of the IPO, the Outstanding Amount shall automatically convert into fully paid and nonassessable shares of Common Stock at a price per share equal to the IPO Discount Price. As a condition precedent to receive any shares of Common Stock pursuant to this Section 4(e), if requested by the Company, the Holder shall execute and deliver a customary lockup agreement, in form and substance reasonably acceptable to the Company and the Requisite Holders.
(f)    Conversion Procedure.
(i)    Conversion Procedure. If this Note is to be converted, written notice shall be delivered to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice, (A) notifying the Holder of the conversion to be effected, (B) specifying the material terms of the applicable Conversion Transaction (including the conversion price per share and the conversion class and/or series of capital stock), the Outstanding Amount, and the expected conversion date, and (C) requesting that the Holder surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note and as a condition precedent to receive any securities issued upon conversion of this Note, the Holder shall execute and deliver to the Company the customary transaction agreements related to the applicable Conversion Transaction, which may include a purchase or conversion agreement, the Stockholder Agreements (as amended and/or restated in accordance with their respective terms), and/or other customary and/or applicable agreements, with customary representations and warranties and transfer restrictions, in forms reasonably acceptable to the Requisite Holders. The Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen, or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the initial closing of such Conversion Transaction; provided, however, that upon the initial closing of such Conversion Transaction, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 4(f)(i). The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate (or other evidence of such ownership, including a digital certificate, other digital evidence, or evidence of a book entry) for the number of shares to which the Holder shall be entitled upon the conversion of this Note.
(ii)    Notices. The Company shall deliver to the Holder at least ten (10) days prior written notice of the expected closing of a Conversion Transaction.

(iii)    Timing of Conversion. Any conversion of this Note shall be deemed to be effective, (A) in the case of a Qualified Financing or Non-Qualified Financing, upon the initial closing of such Qualified Financing or Non-Qualified Financing, or (B) in the case of a Change of Control or IPO, immediately prior to the closing of such a Change of Control or IPO, as applicable.
(iv)    Interest Cutoff. All interest on this Note shall be deemed to have stopped accruing as of five (5) days prior to the closing of such Conversion Transaction, unless otherwise approved in writing by the Company and the Requisite Holders.
(v)    Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. Any remaining Outstanding Amount resulting from the non-issuance of fraction shares shall be deemed forfeited and surrendered to the Company by the Holder. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.
(g)    Notices of Record Date. In the event of: (i) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders of such securities who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or (iii) any voluntary or involuntary dissolution, liquidation, or winding-up of the Company, then the Company will mail to the Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.
5.    Definitions. As used in this Note, the following capitalized terms have the following meanings:
(a)    “Change of Control” means (i) a Deemed Liquidation Event (as defined in the Certificate of Incorporation) or (ii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company; provided, that a Change of Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes (including, but not limited to, a Qualified Financing or Non-Qualified Financing) in which cash is received by the Company or any successor, or any indebtedness of the Company is cancelled and/or converted or a combination thereof occurs.
(b)    “Change of Control Discount Price” means a price per share equal to the lower of: (i) eighty percent (80%) of the implied price per share of the Common Stock in the Change of Control transaction or (ii) an amount obtained by dividing (x) the Valuation Amount by (y) the Fully Diluted Capitalization as of immediately prior to the Change of Control (the “Change of Control Price”); provided, however, that in no event will the Change of Control Price in a Change of Control be less than the price per share obtained by dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization as

of immediately prior to the Change of Control; and provided further, however, that in no event will the Change of Control Price in a Change of Control be greater than the price per share obtained by dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization as of immediately prior to the Change of Control.
(c)    “Common Stock” means the Company’s Common Stock, $0.001 par value per share.
(d)    “Conversion Preferred Stock” means the shares of a series of the Company’s preferred stock issued to the Holder in the Qualified Financing or Non-Qualified Financing, as applicable, having the identical rights, privileges, preferences, and restrictions as the shares of the Company’s preferred stock sold and issued to new cash purchasers in connection with such Qualified Financing or Non-Qualified Financing, as applicable, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will initially equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.
(e)    “Conversion Price” means a price per share equal to the lower of (i) eighty percent (80%) of the price per share paid by the new cash purchasers of the preferred stock sold in the Qualified Financing or Non-Qualified Financing, as applicable, or (ii) an amount obtained by dividing (x) the Valuation Amount by (y) the Fully Diluted Capitalization as of immediately prior to the Qualified Financing or Non-Qualified Financing, as applicable (the “Financing Price”); provided, however, that in no event will the Financing Price in a Qualified Financing or Non-Qualified Financing, as applicable be less than the price per share obtained by dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization as of immediately prior to the Qualified Financing or Non-Qualified Financing, as applicable; and provided further, however, that in no event will the Financing Price in a Qualified Financing or Non-Qualified Financing be greater than the price per share obtained by dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization as of immediately prior to the Qualified Financing or Non-Qualified Financing, as applicable.
(f)    “Conversion Transaction” means, as applicable, a Qualified Financing, a Non-Qualified Financing, Change of Control, or IPO.
(g)    “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(h)    “Existing Senior Preferred Stock” means shares of the then-most senior series of the Company’s authorized, issued, and outstanding preferred stock; provided, that in the event multiple series of such preferred stock are pari passu with each other and senior to all other issued and outstanding preferred stock (other than any other pari passu series of preferred stock that was not purchased with cash (i.e., pari passu shadow preferred stock)), the most recently authorized series of such issued and outstanding senior preferred stock that was purchased with cash shall be deemed the “Existing Senior Preferred Stock.”
(i)    “Fully Diluted Capitalization” means, as of immediately prior to the conversion of this Note, the sum of (i) the outstanding shares of Common Stock, (ii) the shares of Common Stock directly or indirectly issuable upon conversion or exchange of all outstanding securities directly or indirectly convertible into or exchangeable for Common Stock (including Preferred Stock) and the exercise of all outstanding options and warrants, and (iii) other than a conversion in connection with a Change of Control, the shares of Common Stock reserved and not issued or subject of outstanding awards, under any equity incentive or similar plan of the Company; provided, that Fully Diluted Capitalization shall not include (A) the Notes and the securities directly or indirectly issuable upon conversion or exchange of the Notes, (B) other outstanding convertible promissory notes, any related warrants, and the securities directly or indirectly issuable upon conversion or exchange of such other outstanding convertible promissory notes and the exercise or exchange of any such related warrants, and (C) any increase in the number of shares reserved for issuance under the Company’s equity incentive or similar plans or arrangements in connection with the applicable Conversion Transaction.
(j)    “Holders” means the holders of Notes.
(k)    “IPO” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.
(l)    “IPO Discount Price” means a price per share equal to the lower of (i) eighty percent (80%) of the price per share of the Common Stock sold to the public in the IPO, or (ii) an amount obtained by dividing (x) the Valuation Amount by (y) the Fully Diluted Capitalization as of immediately prior to the IPO (the “IPO Price”); provided, however, that in no event will the IPO Price be less than the price per share obtained by dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization as of immediately prior to the IPO; and provided further, however, that in no event will the IPO Price be greater than the price per share obtained by dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization as of immediately prior to the IPO.
(m)    “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge, or other encumbrance.
(n)    “Non-Qualified Financing” means a transaction or series of related transactions, pursuant to which the Company issues and sells shares of its preferred stock with the principal purpose of raising capital, that does not constitute a Qualified Financing.
(o)    “Notes” means the convertible promissory notes issued by the Company pursuant to the Purchase Agreement.
(p)    “Obligations” means and include all loans, advances, debts, liabilities, and obligations owed by the Company to the Holder of every kind and description, existing prior to or after the date of this Note, arising under or pursuant to the terms of this Note and the other Notes, including all interest, fees, charges, expenses, attorneys’ fees and costs, and accountants’ fees and costs chargeable to and payable by the Company, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding; provided, however, that the term “Obligations” shall not include any obligations of Company under or with respect to any warrants to purchase Company’s capital stock.
(q)    “Outstanding Amount” means the then outstanding principal amount of this Note, plus all accrued and unpaid interest on this Note.
(r)    “Qualified Financing” means the first transaction or series of related transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $30,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.
(s)    “Valuation Amount” means the valuation of the Company immediately prior to either the closing of a Change of Control, IPO or Qualified Financing or Non-Qualified Financing, as applicable.
(t)    “Valuation Cap” means $750,000,000.
(u)    “Valuation Floor” means $226,000,000.
6.    Miscellaneous.
(a)    Successors and Assigns; Transfer of this Note.
(i)    Subject to the restrictions on transfer set forth in this Section 6(a), the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties. Neither this Note nor any of the rights, interests, or obligations under this Note may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Holders.
(ii)    This Note shall not be directly or indirectly transferred or assigned by the Holder without the prior written consent of the Company; provided, however, that the Holder may transfer or assign this Note to an Affiliate of the Holder, so long as such transfer or assignment is in compliance with applicable securities laws and such Affiliate assumes in writing the Holder’s rights, interests, and obligations under this Note pursuant to an assignment agreement in form and substance reasonably acceptable to the Company. The Company may require, at its discretion, a written opinion of legal counsel addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the proposed transfer or assignment of this Note may be effected without registration under the Securities Act.
(b)    Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
(c)    Waiver and Amendment. Except as expressly set forth in this Note, any provision of this Note may be amended, waived, modified, or terminated upon the written consent of the Company and the Requisite Holders; provided, however, that no such amendment, waiver, modification, or termination shall: (A) reduce the principal amount of this Note without the Holder’s written consent, or (B) reduce the rate of interest of this Note without the Holder’s written consent, other than as set forth in Section 1(a). Any amendment, waiver, modification, or termination effected in accordance with this Section 6(c) shall be binding upon the Holder and the other Holders, regardless if the Holder or such other Holders consented to such amendment, waiver, modification, or termination.
(d)    Notices. All notices and other communications required or permitted under this Note shall be in writing and: (i) mailed by registered or certified mail, postage prepaid, to the receiving party’s address set forth on the signature page(s) of this Note, (ii) sent by electronic mail to the receiving party’s electronic mail address set forth on the signature page(s) of this Note, or (iii) delivered by hand, messenger, or courier service to the receiving party. Each such notice or other communication shall, for all purposes of this Note, be treated as effective or having been given when: (A) delivered by hand, messenger, or courier service, when delivered (or if sent via a recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier); (B) sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for mail, addressed and mailed as specified; or (C) sent via electronic mail. Each party may update or otherwise change their address or electronic address by providing notice to the other party pursuant to this Section 6(d). Subject to the limitations set forth in Section 232(e) of the DGCL, the Holder consents to the delivery of any notice to stockholders given by the Company under the DGCL or the Certificate of Incorporation or the Bylaws by (1) electronic mail to any electronic mail address for the Holder in the Company’s records or (2) any other form of electronic transmission (as defined in the DGCL) directed to the Holder. This consent may be revoked by the Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the DGCL.
(e)    Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event the Holder receives payments more than its pro rata share of the Company’s payments to the Holders, then the Holder shall hold in trust all such excess payments for the benefit of the other Holders and shall pay such amounts held in trust to such other Holders upon demand by such other Holders.
(f)    Severability. If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Note, and such illegal, unenforceable, or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business, and other purposes of the illegal, unenforceable, or void provision. The remaining provisions of this Note shall be enforceable in accordance with its terms.
(g)    Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(h)    Entire Agreement. This Note, and the other Transaction Agreement, and the Stockholder Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter of such Transaction Agreements and the Stockholder Agreements, and any other written or oral agreement relating to such subject matter existing between the parties are expressly cancelled.
(i)    Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to fully effectuate the terms of this Note.
(j)    Payment. Unless converted into the Company’s equity securities pursuant to the terms of this Note, payment shall be made in lawful tender of the United States.

(k)    Usury. In the event any interest (including PIK Interest) is paid on this Note which is deemed to be more than the then legal maximum rate, then that portion of the interest payment representing an amount more than the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
(l)    Waivers. The Company waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, and all other notices or demands relative to this instrument.
(m)    Replacement of this Note. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note and, if requested by the Company, an indemnity agreement in form and substance acceptable to the Company, the Company shall execute and deliver, in lieu of this Note, a new Note of the same amount, at the expense of the Holder. The term “Note” shall include this Note and any Notes delivered in substitution, exchange, or replacement, all of which shall be deemed to be issued pursuant to the Purchase Agreement.
(n)    Dispute Resolution. The parties (i) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action, or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.
(o)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(Signature Page Follows)

The Company and the Holder have made this Note effective as of the date first set forth above.

COMPANY:

MICROTRANSPONDER, INC.

By:
Name:
Title:

Address:
Email:

With a copy (which shall not constitute notice) to:
(Signature Page to Convertible Promissory Note)

The Company and the Holder have made this Note effective as of the date first set forth above.

HOLDER:

[NAME]

By:
Name:
Title:

Address:

Email:
(Signature Page to Convertible Promissory Note)